Exhbit 99.1
Press Relase Dated November 2, 2006

November 2, 2006

First Citizens Bank, a Subsidiary of Farmers Capital Bank Corporation, to Acquire Military Allotment Operation of PNC Bank, National Association

Frankfort, Ky - First Citizens Bank, Elizabethtown, Ky (“First Citizens”) has announced the signing of a definitive agreement to acquire the Military Allotment operation of PNC Bank, National Association, a part of The PNC Financial Services Group, Inc. (NYSE: PNC)

Based in Elizabethtown, Ky, the operation specializes in the processing of data associated with military allotments and federal benefits payments. Its acquisition enhances First Citizens’ strength in this niche market.

The sale, a cash transition subject to regulatory approval, is expected to close in January. First Citizens has extended job offers to each of the operation’s nine employees.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation's largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

First Citizens is a wholly-owned subsidiary of Farmers Capital Bank Corporation (“Farmers”), a financial holding company headquartered in Frankfort, Kentucky that operates 39 banking locations in 26 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company and had total deposits of $1.2 billion as of September 30, 2006. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Capital Market tier, under the symbol FFKT.

First Citizens is a state chartered financial institution headquartered in Elizabethtown, Kentucky with 5 offices located in Elizabethtown, Radcliff and Shepherdsville, Kentucky and had total deposits of $169 million as of September 30, 2006.